UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

 September 23, 2021

SURO CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sansome Street

Suite 730

San Francisco, CA 94104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	SSSS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Result of Stockholders’ Election Regarding the Q3 Dividend

SuRo Capital Corp. (“SuRo Capital”) previously announced that on August 3, 2021 its Board of Directors declared a dividend of $2.25 per share payable on September 30, 2021 to stockholders of record as of the close of business on August 18, 2021. The dividend is to be paid, based upon the election of stockholders, in cash or shares of SuRo Capital’s common stock, although the total amount of cash to be distributed is limited to no more than 50% of the total dividend to be paid to all stockholders. As previously disclosed, if the total portion of the dividend to be paid to stockholders electing to receive cash exceeds 50% of the total dividend, each such stockholder electing to receive cash will receive an allocable portion of the total cash to be distributed and the remaining portion of their dividend will be paid in shares of SuRo Capital’s common stock. Stockholders that did not complete dividend election forms were deemed to have elected to receive the dividend in shares of common stock.

Based on the stockholder elections, (i) approximately 29% elected (or were deemed to have elected) to receive the dividend in shares of common stock and will receive approximately 1.3 million shares in aggregate and (ii) approximately 71% elected to receive the dividend in cash and, as a result of the proration discussed above, will receive approximately 70% of their dividend in cash (totaling approximately $29.6 million) and approximately 30% in shares of common stock (totaling approximately 0.9 million shares). The total dividend amount to be paid to all stockholders consists of approximately $29.6 million in cash and approximately 2.2 million in shares of common stock.

The number of shares of SuRo Capital’s common stock to be issued to stockholders receiving all or a portion of the dividend in shares of common stock is based on the volume weighted-average price per share of SuRo Capital’s common stock on the Nasdaq Capital Market on August 11, 12 and 13, 2021, less $2.25 to reflect the declared dividend. Such volume weighted-average price per share, less the $2.25 declared dividend, for such dates is approximately $13.55 per share.

This dividend is being made in accordance with certain applicable U.S. Treasury regulations and guidance issued by the Internal Revenue Service that allow a publicly-traded regulated investment company to satisfy its distribution requirements from a distribution paid partly in common stock provided certain requirements are satisfied. For additional information, please refer to “Certain Information Regarding the Dividends” in SuRo Capital’s press release dated August 4, 2021, which was included as Exhibit 99.1 to SuRo Capital’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 4, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2021	SURO CAPITAL CORP.

	By:	/s/ Allison Green
Allison Green Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Secretary